Exhibit 23.2

 Hunter Taubman Fischer
1450 Broadway
Floor 26
New York, New York 10018
(212) 732-7184 Fax: (212) 202-6380
E-mail: ltaubman@htflawyers.com

June 9, 2016

Kraig Biocraft Laboratories, Inc.
2723 South State Street, Suite 150
Ann Arbor, MI 48104

Ladies and Gentlemen:

We have acted as counsel to Kraig Biocraft Laboratories, Inc, a Wyoming corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act"), of Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-199820) (the "Registration Statement"), relating to the proposed registration of 110,000,000 shares of the Company's common stock (the "Common Stock").

In so acting, we have  examined and relied upon the originals or copies,  certified or otherwise  identified to our satisfaction,  of such Company records, documents,  certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the selling shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are  limited  to  matters involving  the Wyoming corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter Taubman Fischer

By:  _/s/ Louis Taubman_____________________________
Louis Taubman